Exhibit (d)(ii)

DATED: November 8, 2022

FIRST AMENDED SCHEDULE A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN DATUM ONE SERIES TRUST

AND

POLAR CAPITAL LLP

Name of Fund	Effective Date	Compensation*
Polar Capital Emerging Market Stars Fund	March 3, 2020	1.00%

Polar Capital Emerging Market Ex-China Stars Fund	November 8, 2022	1.00%

DATUM ONE SERIES TRUST

By: /s/ Barbara J. Nelligan
Name: Barbara J. Nelligan
Title: President

POLAR CAPITAL LLP

By: /s/ Nicholas Farren
Name: Nicholas Farren
Title: Chief Operating Officer

*	All fees are computed daily and paid monthly.